AMENDMENT NO.  6

TO

LOAN AND SECURITY AGREEMENT

This Amendment No. 6 (“Amendment”) to the Loan and Security Agreement  is made and entered into as of July 31, 2001, by and between HealthCare Integrated Services, Inc.; HIS of Rittenhouse Square, Inc. (successor by assignment from Rittenhouse Square Imaging Associates, L.P.); HIS Imaging, LLC (successor by assignment from HIS Imaging Co.) (collectively and individually  referred to as the “Borrower”) and DVI Business Credit Corporation (“Lender”).

RECITALS

A.            Borrower and Lender entered into a Loan and Security Agreement dated December 26, 1996, and all related amendments thereto (collectively referred to as the “Loan Agreement”);

B.            The parties hereto now desire to amend the Loan Agreement on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are being acknowledged and affirmed, the parties hereto agree as follows:

1.       Section 1(l) “Eligible Accounts” shall be amended and replaced in its entirety as follows:

          Eligible Accounts shall mean Borrower’s accounts receivable from commercial insurance, Medicare, Medicaid, managed care providers, industrial authorized, which have been due and payable for one hundred fifty (150) or fewer days from the date of service, and worker’s compensation lien and personal injury claims, which have been due and payable for one hundred eighty (180) or fewer days from the date of service, and earned but unbilled charges for no-fault accounts up to ninety (90) days from the date of service (collectively referred to as “Retail Accounts”).

          Notwithstanding the foregoing, for a period of sixty (60) days from the date of this Amendment No. 6, the accounts receivable generated from commercial insurance, Medicare, Medicaid, managed care providers, and industrial authorized, which have been due and payable for one hundred eighty (180) or fewer days from the date of service shall be considered an Eligible Account.

2.       The Termination Date of the Loan Agreement is hereby extended to September 30, 2001.

Lender is entering into this Amendment without any forbearance, and without waiver or prejudice of any Event of Default or any Unmatured Default, or any rights or remedies Lender has or may have under the Loan Agreement and applicable law.  Lender hereby expressly reserves the right to declare an Event of Default and exercise all of Lender’s rights and remedies thereunder.

All capitalized terms used herein and not otherwise defined herein shall have the same meaning as in the Loan Agreement. Any provision in this Amendment that may be contrary to any provision of the Loan Agreement shall prevail and override the Loan Agreement.  Except as expressly set forth herein, all other provisions of the Loan Agreement and each other Loan Document shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.  Borrower and Lender warrant to each other that this Amendment has been authorized and duly executed and is binding on all parties hereto.

BORROWER:		LENDER:
HealthCare Integrated Services, Inc.		DVI Business Credit Corporation

By:		By:
Name:	Elliott H. Vernon	Name:
Title:	Chief Executive Officer	Title:

BORROWER:		BORROWER:
HIS Imaging, LLC		HIS of Rittenhouse Square, Inc.

By:		By:
Name:	Elliott H. Vernon	Name:	Elliott H. Vernon
Title:	Chief Executive Officer	Title:	Chief Executive Officer